Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 14, 2005 relating to the financial statements of Community Bancorp Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Community Bancorp Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Proxy Statement-Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

June 22, 2005